Exhibit 10.1

AMENDMENT NUMBER 1 TO
AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of September 1, 2026, amends that certain Agreement and Plan of Merger (as amended or modified from time to time in accordance with the terms thereof, the “Merger Agreement”), dated as of May 20, 2026 by and among Greenland Mines Ltd, a Delaware corporation (“Purchaser”), Greenland Rare Earths Corp., a Delaware corporation (“Merger Sub”), Neo North Star Resources, Inc, a Delaware corporation (“Neo”), the stockholders of Neo set forth on Schedule A thereto, and Lazaros Nikeas, a resident of Connecticut, as the representative of the stockholders of Neo (the “Neo Stockholder Representative”). Capitalized terms used herein, but not otherwise defined herein, shall have the same meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement on the terms and conditions set forth in this Amendment pursuant to Section 6.4 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. NNSR Holdings Inc., a Delaware corporation and sole stockholder of Neo (“Neo Holdings”) is hereby added as a party. The following conforming amendments are made:

a.	“Neo Common Stock” shall mean the common stock of Neo Holdings, $0.0001 par value per share.

b.	“Neo Stockholders” shall mean the stockholders of Neo Holdings.

c.	“Neo Stockholder Representative”

d.	“Parties” shall mean, collectively, Purchaser, Merger Sub, Neo, Neo Holdings and the Neo Stockholders, each of which is a “Party”.

e.	References to “Neo” shall be amended to refer to “Neo Holdings” in recitals three and four, and Sections 1.1, 1.4, 2.2, 2.3, 2.4, 2.5 (it being disclosed, agreed and acknowledged that Neo is a subsidiary of Neo Holdings), 2.6, 2.17, 3.1, 3.6, 4.8, 4.9, 5.1, and 5.2.

2. Closing. Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“1.2 The Closing. The closing of the Transaction (the “Closing”) shall occur on a date mutually agreeable by the parties within five (5) business days following the satisfaction or, if permitted pursuant hereto, waiver of the conditions to Closing of each party set forth below (the “Closing Date”) at 10:00 a.m. local time at the offices of Cyruli Shanks & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Ancillary Documents or otherwise. The Parties acknowledge and agree that they will use their respective commercially reasonably best efforts to cause the Closing to occur on or before the Termination Date (as defined below). Promptly following the Closing Date, the Parties shall cause the Transaction to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as required by, and executed in accordance with, the relevant provisions of the DGCL. The date and time of effectiveness of the Certificate of Merger with the Secretary of State of the State of Delaware shall be the “Effective Time”.”

3. Consideration Shares. Section 1.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“1.5. Merger Consideration. Subject to the terms and conditions of this Agreement, the total consideration for the Transaction shall be US$20,000,000 in cash (the “Cash Consideration”), 1,040,676 newly issued shares of Purchaser’s common stock (the “Common Consideration Shares”), and 359,324 newly issued shares of Purchaser’s newly designated convertible preferred stock which shall convert into shares of Parent’s common stock upon approval of Purchaser’s stockholders (the “Preferred Consideration Shares” and, together with the Common Consideration Shares, the “Consideration Shares” and, together with the Cash Consideration, the “Purchase Price”).

(a) The Cash Consideration shall be reduced by the amount of transaction expenses Neo has incurred in connection with the Transaction (the “Transaction Expenses”) to be paid by Purchaser at Closing as set forth on Schedule C hereto.

(b) The Parties agree and acknowledge that, pursuant to terms of the License Purchase Agreement, Neo is obliged to pay to AnorTech Inc. (“AnorTech”), as successor in interest to Hudson Resources Inc. thereunder, an amount equal to five percent (5%) of the Purchase Price being US$1,000,000 of the Cash Consideration less 5% of the Transaction Expenses (the “AnorTech Cash Payment”) and 70,000 of the Consideration Shares (the “AnorTech Consideration Shares” and, together with the AnorTech Cash Payment, the “AnorTech Payment”).

(c) After giving effect to the AnorTech Payment but before giving effect to the Transaction Expenses, an aggregate of US$19,000,000 of the Cash Consideration and 1,330,000 of the Consideration Shares will be allocated among the Neo Stockholders on a pro rata basis as set forth on Schedule C hereto.”

4. Indemnification. Section 7.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) any breach of or inaccuracy in any representation or warranty of Neo or Neo Holdings contained in this Agreement (as qualified by the Neo Disclosure Schedule), any certificate delivered by Neo or Neo Holdings pursuant to this Agreement or any Ancillary Document delivered by or on behalf of the Company at or prior to the Closing; provided, however, that the Indemnified Persons shall not be entitled to indemnification for Damages related to Neo’s Delaware franchise taxes.”

5. Schedule C. Schedule C-1, Schedule C-2 and Schedule C-3 to the Merger Agreement are deleted in their entirety and replaced by Schedule C hereto.

6. Waiver of Closing Condition. By its signature below, Purchaser hereby irrevocably and unconditionally waives the application of the condition to its obligations to consummate the transactions contemplated by the Merger Agreement set forth in Section 5.1(g) of the Merger Agreement pursuant to Section 6.5 of the Merger Agreement.

7. No Implied Amendments. Except as specifically amended by this Amendment, the terms and conditions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms.

8. Effectiveness of Amendment. This Amendment shall be deemed to be a modification to, and an amendment of, the Merger Agreement in accordance with Section 6.4 of the Merger Agreement.

9. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

10. Governing Law. This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. Any dispute with respect to this Amendment shall be subject to the dispute resolution provisions set forth in the Merger Agreement.

11. Counterparts; Facsimile. This Amendment may be executed in any number of counterparts (including via delivery of .pdf, DocuSign or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

12. References to Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 1 to Agreement and Plan of Merger to be executed as of the date first written above by their duly authorized officers or representatives.

PARENT:	GREENLAND MINES LTD

	By:	/s/ Jeff LeBlanc
	Name:	Jeff LeBlanc
	Title:	Chief Financial Officer

MERGER SUB:	GREENLAND RARE EARTHS CORP.

	By:	/s/ Jeff LeBlanc
	Name:	Jeff LeBlanc
	Title:	Chief Financial Officer

NEO:	NEO NORTH STAR RESOURCES, INC.

	By:	/s/ Lazaros Nikeas
	Name:	Lazaros Nikeas
	Title:	Authorized Signatory

NEO HOLDINGS:	NNSR HOLDINGS INC.

	By:	/s/ Lazaros Nikeas
	Name:	Lazaros Nikeas
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 1 to Agreement and Plan of Merger to be executed as of the date first written above by their duly authorized officers or representatives.

NEO STOCKHOLDER REPRESENTATIVE:

	By:	/s/ Lazaros Nikeas
Lazaros Nikeas